Exhibit 10.3

RUTH’S HOSPITALITY GROUP, INC.

AMENDMENT NO. 1 TO AMENDED AND RESTATED 2005 LONG-TERM EQUITY INCENTIVE PLAN

WHEREAS, Ruth’s Hospitality Group, Inc. (the “Company”) has previously adopted the 2005 Long-Term Equity Incentive Plan (the “Plan”);

WHEREAS, the Committee (as defined the Plan) desires to amend the Plan on the terms and subject to the conditions set forth herein (this “Amendment”), pursuant to its authority granted under the Plan; and

NOW, THEREFORE, in accordance with Section 16 of the Plan, the Plan is hereby amended as follows

1.     Section 10(a) of the Plan is hereby amended and restated as follows:

“Participant Election. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the minimum amount the Company is required to withhold for taxes in connection with the exercise of an option or the delivery of restricted stock upon grant or vesting, as the case may be; provided, however, that the number of shares of Common Stock otherwise deliverable to any participant may be reduced in an amount up to the maximum individual tax rate in such particular participant’s jurisdiction, and only if the Company has a statutory obligation to withhold taxes on such participant’s behalf, in each only only if such reduction would not result in adverse financial accounting treatment, as determined by the Company (and in particular in connection with the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting). Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable by the Participant. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.”

2.     The third sentence of Section 4(a) is hereby is amended and restated as follows:

“If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the Award, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan; provided, however, that, shares withheld to cover taxes in excess of the minimum amount the Company is required to withhold for taxes in connection with the exercise of an option or the delivery of restricted stock upon grant or vesting, as the case may be shall not again be available for further grants under the Plan (that is, the number of Shares that could have been withheld by the Company prior to the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, to avoid adverse financial accounting consequences with respect to any such tax withholding relating to an Award).”

3.     Except as expressly provided in this Amendment, all of the terms and provisions of the Plan are and will remain in full force and effect.

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